EXHIBIT 10.5

Hawk Biometric Technologies, Inc.

777 South Flagler Dr, Ste 800

West Palm Beach, FL 33401

February 13, 2009

Mr. Michael Mirman

President

Cresta Capital Strategies, LLC

1175 Walt Whitman Road, Suite 100

Melville, NY 11747

Dear Mr. Mirman:

Reference is made to the Investment Banking Agreement (the “Agreement”) executed June 4, 2008 between Cresta Capital Strategies, LLC (“Cresta”) and Hawk Biometric Technologies, Inc. (“HAWK”).

The parties hereby agree to amend the Agreement in the following manner:

(a)

Both parties recognize and acknowledge that Cresta continues to provide valuable services to Hawk, and Hawk would like Cresta to continue to provide such services on an ongoing basis.

(b)

The parties agree to amend section 2(f) of the Agreement to require HAWK to pay to Cresta, in addition to the amounts due under the existing section, a monthly fee of $100,000, payable on the first calendar day of each month following the completion of the merger contemplated with Explorations Group.   This monthly fee shall continue throughout the Term of the Agreement.

(c)

The parties agree to amend section 2(f) of the Agreement to require HAWK to pay Cresta a one time success fee payment of $50,000 to compensate Cresta for the extensive work performed by it in relation to Hawk’s potential merger with Explorations Group, receipt of which is acknowledged by Cresta as of the date of this letter.

(d)

The parties hereby agree to amend section 1(a) to extend the Term of the Agreement for one additional year, so that the initial Term will expire on February 13, 2010, subject to any and all of the automatic renewal periods contained in the Agreement, which shall remain in full force and effect.

Sincerely,
/s/ David Coriaty
David Coriaty
On Behalf of Hawk Biometric Technologies, Inc.

Agreed to and accepted by:

/s/ Michael Mirman
Michael Mirman
On Behalf of Cresta Capital Strategies, LLC